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                                                                    EXHIBIT 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

JULY 29, 2003                                 CONTACT: INVESTOR RELATIONS
                                              PHONE:   865-380-3206
                                              FAX:     865-380-3784


CLAYTON HOMES, INC. URGES STOCKHOLDERS TO SUPPORT MERGER AGREEMENT

Dear Fellow Stockholders:

On July 16, we adjourned a Special Meeting of stockholders for the purpose of approving a merger agreement between Clayton Homes and Berkshire Hathaway that would provide Clayton Homes shareholders $12.50 per share. The reason for the adjournment was that several of our large institutional investors indicated they would like us to fully explore the "expression of interest" by Cerberus Capital Management received less than a week prior to the scheduled merger vote.

Clayton Homes agreed to further explore whether Cerberus might make a superior offer. As a result, we negotiated with Berkshire Hathaway for the right to allow an additional period in which Cerberus or any other bona fide party could conduct due diligence and make a superior offer for Clayton Homes. In addition, our independent outside directors voted to retain Bear Stearns to assist in this process, including evaluating any offer Cerberus might make.

Cerberus and three potential partners, The Blackstone Group, Texas Pacific Group, Credit Suisse First Boston, and their advisors arrived in Knoxville beginning on Sunday, July 20. Senior management of our company cooperated in this due diligence process, including conducting tours of our home office, manufacturing facilities, and retail stores and producing volumes of documentation related to our business to approximately 50 professionals from Cerberus, its partners, and their advisors. Cerberus and its partners completed extensive due diligence on Friday, July 25. Last night, we received a letter from Cerberus stating that it would not make an offer for Clayton Homes.

After consulting with Bear Stearns and reviewing possible alternatives and current financing and operating circumstances at a board meeting this morning, independent directors reaffirmed that prompt approval of the Berkshire Hathaway transaction is in the best interests of the company and its stockholders.

Continued monitoring of our business confirms that present conditions of the ABS market for manufactured housing will be a major challenge for an extended period of time. Clayton Homes still has the most effective business model in the industry, but as we have previously advised our stockholders, we do not expect to be able to deliver historical levels of net income.

As a result, our board has concluded that the Berkshire Hathaway merger continues to be in the best interests of stockholders. We urge you to take immediate action to support the merger agreement at our reconvened Special Meeting, to be held on July 30, 2003 at 11 a.m. ET at the company's home office.


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If you have already voted for the merger, you need not take further action. If you have not voted, we urge you to do so at this time. Stockholders who hold their shares in brokerage accounts and have not voted, or who would like to change their vote from "against" to "for", are urged to vote by Internet or by telephone due to the shortness of time. Instructions for voting using either method can be found on your voting instruction form. You may also fax your vote to Clayton Homes c/o Georgeson Shareholder Communications at 212-440-9009. If you need assistance in voting, you may call Georgeson directly at 1-800-669-9886.

We thank you in advance for your support.

Yours truly,


Kevin T. Clayton
Chief Executive Officer and President
Clayton Homes, Inc.

This press release contains forward-looking statements with respect to management's beliefs about the financial condition, results of operations and business of Clayton Homes in the future. These statements involve risks and uncertainties. The actual outcome could differ materially from that contemplated by such statements. Factors that could cause or contribute to such differences could include, but are not limited to: market conditions in the manufactured housing market, the degree of continued market acceptance of Clayton Homes' products, competition, failure of the requisite stockholders to approve the merger, litigation related to the merger, and merger-related costs and expenses. The non-merger related factors mentioned above, as well as other factors that could affect Clayton Homes' business, are discussed in Clayton Homes' Annual Report on Form 10-K for the fiscal year ended June 30, 2002, on file with the Securities and Exchange Commission. Clayton Homes does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Letter from Cerberus Capital Management, L.L.P. follows:


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                       Cerberus Capital Management, L.L.P.



July 28, 2003

Mr. Kevin T. Clayton
Chief Executive Officer and President
Clayton Homes, Inc.
Clayton Homes Headquarters
5000 Clayton Road
Maryville, TN 37804


Dear Mr. Clayton:

         This letter is to advise you that Cerberus Capital Management, L.P. has determined to terminate discussions regarding a possible transaction and not make any offer for Clayton Homes.

         We wanted to thank you and the many outstanding people in your organization who facilitated our due diligence review. We appreciated the level of cooperation we received in what we know was a compressed time frame requiring a substantial effort from all concerned. The level of professionalism and expertise we encountered is a tribute to the Company.

We wish you every continued success.



                                        Very truly yours,

                                        /s/ Frank W. Bruno

                                        Frank W. Bruno
                                        Managing Director


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